EXHIBIT 5.1

May 23, 2003

The Project Group, Inc.
1770 St. James Place
Houston, TX 77056

Re: THE PROJECT GROUP, INC.  (the "Corporation")
                                   -----------
    Registration Statement on Form S-8 (the " Statement")
                                              ---------
Gentlemen:

We have acted as special counsel to the Corporation in connection with the preparation of the Registration Statement filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "1933 Act") relating to the proposed public offering of up to 5,960,000 shares of the Corporation's common stock, par value $O.001 per share (the "Common Stock). Such shares shall include: 1,000,000 shares underlying warrants for Timothy J. Connolly; 1,960,000 shares registered for Timothy J. Connolly; and 3,000,000 shares to be registered under the Employee Consultant 2003 Stock Option Plan.

We are familiar with the Registration Statement, and we have examined the Corporation's Certificate of Incorporation, as amended to date, the Corporation's Bylaws, as amended to date, and minutes and resolutions of the Corporation's Board of Directors and shareholders. We have also examined such other documents, certificates, instruments and corporate records, and such statutes, decisions and questions of law as we have deemed necessary or appropriate for the purpose of this opinion.

Based on our examination mentioned above, we are of the opinion that the securities being registered to be sold pursuant to the Registration Statement are duly authorized and will be, when sold in the manner described in the Registration Statement, legally and validly issued, and fully paid and non-assessable. We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

Very truly yours,

/s/ Seth A. Farbman, PC

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